Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Katie Hayes, Investor Relations @ 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

RECORD 2010 FULL YEAR RESULTS

Great Lakes Achieves Second Consecutive Year of Record EBITDA

Backlog remains strong year over year

Oak Brook, Illinois – February 22, 2011 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter and year ended December 31, 2010.

Commentary

President & Chief Financial Officer Bruce Biemeck said, “Great Lakes delivered another record year, resulting in net income attributable to Great Lakes for the year ended December 31, 2010 of $34.6 million, nearly double that of 2009. The results in 2010 were driven by increased fleet employment throughout the year and improved average margins on projects. During the second half of 2010, we worked on the berm construction project related to the Deepwater Horizon oil spill. We are proud of our response to this important undertaking, and our contributions to constructing the sand berms off the Louisiana coast. One of our vessels continues to work on this project in the first quarter of 2011.”

“We ended 2010 with the $45 million acquisition of L.W. Matteson, Inc. (“Matteson”), a maintenance dredging, environmental dredging and levee construction company headquartered in Burlington, IA. Matteson fits well into our strategy of growing the Company through opportunities that are complementary to our skill sets. In addition, Matteson performs levee and lake dredging with its smaller portable dredges, a market in which Great Lakes has not competed since our business evolved into larger special purpose equipment. Matteson will be a part of our new Rivers and Lakes market in 2011. The integration of the business in the first two months has gone well, and we anticipate this acquisition will be accretive to earnings and EBITDA in 2011.”

Chief Executive Officer Jonathan Berger added “In addition to the improved operating results and the exciting addition of Matteson to the Great Lakes family, in January 2011 we issued $250 million of senior unsecured notes and subsequently redeemed our $175 million senior subordinated notes. The interest rate on the newly issued notes is 37.5 basis points less than the interest rate on the redeemed notes and extends the maturity of the debt from 2013 to 2019. In addition, the covenant package associated with this new debt provides greater flexibility to accommodate our strategic plan for growth. The Company continues to maintain low net leverage while the notes provide us with additional capital for expansion.”

2010 Fourth Quarter Operating Results

	Q4 2010	Q4 2009
Revenue	$172.1 million	$160.6 million
Increase	7.2%

The increase in revenue is due primarily to increases in both domestic capital dredging and demolition revenue, partially offset by a reduction in maintenance dredging. The growth in capital dredging revenues was driven by work on the construction of sand berms off the coast of Louisiana, which accounted for approximately $43 million of the quarter’s revenue. Maintenance revenue declined compared to the prior year as the 2009 fourth quarter was positively impacted by stimulus funded maintenance projects. The demolition segment experienced an increase in activity throughout 2010 with fourth quarter revenue nearly triple the 2009 fourth quarter revenue. Foreign revenue and beach revenue were slightly higher than in the fourth quarter of 2009.

	Q4 2010	Q4 2009
Gross Profit	$25.0 million	$15.6 million
Gross Profit Margin	14.5%	9.7%

Gross profit and gross profit margin (gross profit divided by revenue) increased primarily due to improved contract margins in our dredging markets. The increase was partially offset by additional insurance expense of $2.3 million, primarily related to retroactive premium adjustments. Great Lakes has been a member of an insurance association that provides personal injury coverage for its maritime workforce in excess of self-insurance retention limits. The Company exited this association and Great Lakes’ new insurance program is expected to provide savings in 2011 and beyond. In addition, 2009 gross profit was negatively impacted by severe weather conditions in the Gulf and along the East Coast, specifically Hurricane Ida and two nor’easter storms, which resulted in several projects having significant downtime as we awaited weather conditions conducive to safe and productive operating practices. In addition, 2009 gross profit was negatively affected by the lower level of demolition revenue and a final write-off on a demolition contract related to a large development project that has been effectively terminated.

	Q4 2010	Q4 2009
Operating Income	$12.7 million	$3.9 million
Increase	226%

Operating income increased substantially from the comparable year ago period driven by the improvement in gross profit, offset by a modest increase of $0.6 million in general and administrative expenses.

	Q4 2010	Q4 2009
Net Income attributable to Great Lakes	$6.8 million	$1.0 million
Per Diluted Share	$0.12	$0.02

Interest expense of $4.0 million was relatively unchanged from the fourth quarter of 2009 as it related primarily to the recently redeemed senior subordinated notes.

Net Income attributable to Great Lakes increased as operations improved and the Company’s effective tax rate decreased in 2010.

	Q4 2010	Q4 2009
EBITDA	$21.5 million	$13.7 million
Increase	56.9%

	December 31, 2010	December 31, 2009
Net Debt	$134.3 million	$184.0 million

The decrease in net debt (outstanding debt less cash) was driven by continued strong cash flow from operations. Great Lakes had cash and cash equivalents of $48.5 million as of December 31, 2010 following a payment of $37.5 million for the Matteson business. Outstanding debt consisted of $175 million of 7 3/4% senior subordinated notes and a $7.5 million note issued as a part of the Matteson acquisition. At December 31, 2010 the Company had $133.0 million of borrowings available under the revolving credit facility.

Full Year 2010 Operating Results

	Year Ended 12/31/2010	Year Ended 12/31/2009
Revenue	$686.9 million	$622.2 million
Increase	10.4%

Revenues increased primarily as a result of higher domestic dredging activity in capital and beach dredging projects, as well as a significant increase in demolition revenue, that more than offset declines in the domestic maintenance and foreign markets.

	Year Ended 12/31/2010	Year Ended 12/31/2009
Gross Profit	$122.8 million	$88.2 million
Gross Profit Margin	17.9%	14.2%

Gross profit margin strengthened primarily due to higher fleet employment throughout the year and favorable contract margins on a number of domestic projects. Gross profit margin in 2009 was negatively impacted by a reduction in contract margin resulting from the restructuring of the contract for the Company’s large reclamation project in Bahrain in the 2009 first quarter. Demolition margins, while up versus 2009, were affected by a $3.0 million loss recognized on a large bridge demolition project, the first of that type for this segment. 2009 was also affected by a few demolition projects started in 2008 and canceled in 2009, which resulted in losses on the contracts of $3.8 million.

	Year Ended 12/31/2010	Year Ended 12/31/2009
Operating Income	$68.4 million	$42.3 million
Increase	61.7%

Operating income increased significantly compared to 2009 driven by the improvement in gross margins, and despite an $8.4 million increase in general and administrative expenses year over year. As previously disclosed, $7.2 million of the increase is attributable to management reorganization expenses including severance, legal and consulting costs.

	Year Ended 12/31/2010	Year Ended 12/31/2009
Net Income attributable to Great Lakes	$34.6 million	$17.5 million
Per Diluted Share	$0.59	$0.30

Interest expense for the year ended December 31, 2010 decreased by $2.6 million to $13.5 million due to minimal utilization of the Company’s revolving credit facility and a $2.1 million gain from its interest rate swaps, versus a $0.4 million gain last year. Net Income attributable to Great Lakes in 2010 nearly doubled 2009 due to the strong operating results discussed above.

	Year Ended 12/31/2010	Year Ended 12/31/2009
EBITDA	$103.0 million	$77.6 million
Increase	32.7%

Bid Market & Backlog

The domestic dredging bid market for the fourth quarter of 2010 totaled $217 million, resulting in $875 million of work awarded in 2010. The bid market declined from $1.1 billion in the 2009 period, which was bolstered by U.S. government stimulus funded maintenance projects. The comparison is also affected by the 2010 bid market not including the Louisiana berm projects as they were awarded directly by the prime contractor rather than the traditional bidding process.

Great Lakes won 73%, or $55 million, of the beach nourishment projects awarded in 2010, as well as 30%, or $131 million, of the maintenance projects. In addition, the Company won 21%, or $75 million, of capital projects awarded in 2010, including a large project in Virginia in the fourth quarter. For the full year 2010, the Company won 30% of the overall domestic bid market, down from its average win rate over the last three years of 46% primarily due to the loss of one large capital dredging project, for which the Company may perform work on a sub-contract basis. Competitive factors and equipment utilization/deployment, however, can result in significant variability in bid results in any given period.

This bid market data excludes work related to the construction of berms off the coast of Louisiana in response to the Deepwater Horizon oil spill in the Gulf of Mexico, for which the portion awarded to Great Lakes exceeded $100 million.

The Company’s dredging backlog was $283 million as of December 31, 2010, which includes $25 million attributable to the Matteson acquisition. This represents a $61 million increase over September 30, 2010, but an $83 million decline from December 31, 2009 resulting from the Company’s lower 2010 bid win rate.

The December 31, 2010 and December 31, 2009 dredging backlog does not reflect approximately $34 million and $32 million, respectively, of domestic low bids pending formal award and additional phases (“options”) pending on projects currently in backlog.

Demolition services backlog was $81 million at December 31, 2010, up significantly from $16 million at 2009 year end, reflecting the Company’s continuing progress in expanding into new markets, specifically New York, a renewed increase in activity in the Boston area, and the addition of a $26 million bridge demolition project in Louisiana.

Subsequent to quarter end, the Company was low bidder on over $50 million in domestic dredging projects. All of these projects will be added to backlog when signed and are expected to be worked on in 2011.

Commentary

Jonathan Berger continued, “2010 was another record year for Great Lakes. Throughout the year the Company continued to perform at better than estimated margin levels as a result of favorable dredge employment and efficient project execution. Meeting the demand for berm-related dredge activity on a timely basis and making a contribution to minimizing the damage to the Gulf was an honor and privilege. These projects enabled the Company to keep its fleet employed domestically as economies in the Middle East regain their footing. While additive to 2010, similar to the stimulus projects in 2009, the Company’s history includes regularly performing on projects not anticipated at the beginning of the year. The Company continues to respond expeditiously and efficiently to events requiring emergency response and infrastructure improvements.

“Although our foreign project backlog may be of a lesser scope than we have seen in the past, we continue to expect higher activity levels to return to the Middle East region during 2011. We are also excited about entering the Brazilian market where our hopper dredge Reem Island began a deepening project in the Port of Natal in the third quarter. We are optimistic there will be additional projects in this region going forward.

“The demolition business continued its strong trend in the second half of the year, accumulating over $80 million in backlog at year end, including a $26 million bridge demolition project. We currently see this business gaining momentum into 2011 while recognizing they face certain challenges as they move into new markets.

“With regard to the domestic market for 2011, we could see as much as $100 million of capital work come out for bid related to projects in the Barrier Islands and associated coastal restoration work. The oil spill in the Gulf has increased awareness with regard to the need to protect shorelines and motivated acceleration of several of these projects. In addition, we currently expect more than $200 million in beach projects to be bid in the next 12 months.”

Bruce Biemeck concluded, “Visibility in our business more than six months out continues to be a challenge. While the long term fundamentals for the Company are strong, predicting which projects will be let for bid in the next twelve months is difficult. As a result, for the last two years we have deferred providing EBITDA guidance until after the second quarter and will continue this policy in 2011.”

Jon Berger concluded: “It has been an eventful six months since Bruce and I came on board. We enjoyed an active dredging and demolition market, worked with management to develop a focused strategic plan, and executed the Matteson acquisition. With the January 2011 issuance of our $250 million senior unsecured notes and the related redemption of our $175 million senior subordinated notes, we have positioned our balance sheet to execute on our growth plan. We are excited about the direction Great Lakes is headed and look forward to further growing the Company.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 22, 2011 at 9:00 a.m. C.S.T. The call in number is 866-730-5762 and passcode is 44214670. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 20904442.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 120-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers which ensures experienced-based performance as they advance through Company operations. Great Lakes also owns the largest and most diverse fleet in the U.S. industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues	$172,054	$160,557	$686,922	$622,244

Gross profit	25,014	15,582	122,782	88,244

General and administrative	(12,268)	(11,669)	(54,352)	(45,993)

Operating income	12,746	3,913	68,430	42,251

Other income (expense)
Interest expense- net	(4,025)	(3,910)	(13,542)	(16,150)
Equity earnings (loss) in joint ventures	158	18	(614)	(384)

Income before income taxes	8,879	21	54,274	25,717

Income taxes	(2,447)	(296)	(20,554)	(10,983)

Net income (loss)	6,432	(275)	33,720	14,734

Net loss attributable to noncontrolling interest	358	1,303	889	2,734

Net income attributable to Great Lakes Dredge & Dock Corporation	$6,790	$1,028	$34,609	$17,468

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.12	$0.02	$0.59	$0.30
Basic weighted average shares	58,738	58,532	58,647	58,507

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.11	$0.02	$0.59	$0.30
Diluted weighted average shares	59,055	58,745	58,871	58,612

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income attributable to Great Lakes Dredge & Dock Corporation	$6,790	$1,028	$34,609	$17,468
Adjusted for:
Interest expense, net	4,025	3,910	13,542	16,150
Income taxes	2,447	296	20,554	10,983
Depreciation and amortization	8,281	8,435	34,301	33,023

EBITDA	$21,543	$13,669	$103,006	$77,624

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$48,478	$3,250
Total current assets	222,969	232,436
Total assets	693,825	665,426
Total short-term debt	2,803	1,200
Total current liabilities	132,817	141,149
Long-term debt	180,000	186,000
Total equity	276,825	244,549

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net cash flows from operating activities	$15,908	$19,887	$124,222	$53,998

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
Revenues (in thousands)	2010	2009	2010	2009
Dredging:
Capital - U.S.	$80,530	$67,289	$300,873	$203,147
Capital - foreign	22,769	19,083	82,898	134,123
Beach	20,279	15,835	106,163	62,133
Maintenance	21,644	48,906	119,035	174,908

Dredging Revenue	145,222	151,113	608,969	574,311
Demolition	26,832	9,444	77,953	47,933

Total Revenue	$172,054	$160,557	$686,922	$622,244

	As of
	December 31,
Backlog (in thousands)	2010	2009
Dredging:
Capital - U.S.	117,866	203,294
Capital - foreign	65,334	35,715
Beach	18,080	63,390
Maintenance	56,140	63,335
Rivers and Lakes	25,116	—

Dredging Backlog	282,536	365,734
Demolition	80,984	16,448

Total Backlog	$363,520	$382,182